Exhibit 4.5

OPTION AGREEMENT

DRS Inc.

Option #1:  For an investment of $0.00 dollars to $9,999 dollars, the purchaser of publicly trading DRS Inc. common stock, OTCBB symbol DRSX, will be granted an option to purchase a like number of shares for $.75 cents per share for an option period of twelve months from the executed date of purchase and stated below.

Option #2:  For an investment of $10,000 dollars to $49,999 dollars, the purchaser of publicly trading DRS Inc. common stock, OTCBB symbol DRSX, will be granted an option to purchase a like number of shares for $.50 cents per share for an option period of twenty-four months from the executed date of purchase and stated below.

Option #3: For an investment of $50,000 dollars to $99,999 dollars, the purchaser of publicly trading DRS Inc. common stock, OTCBB symbol DRSX, will be granted an option to purchase a like number of shares purchased for $.35 cents per share for an option period of twenty-four months from the executed date of purchase and stated below.

Option #4:  For an investment of $100,000 dollars or more, the purchaser of publicly trading DRS Inc. common stock, OTCBB symbol DRSX, will be granted an option to purchase a like number of shares for $.25 cents per share for an option period of twenty-four months from the executed date of purchase and stated below.

Options purchased through this Stock Purchase Agreement will bear a restrictive legend on the certificate requiring the purchaser to hold his/her shares for at least six months once the options are exercised.

By: ______________________________________            Date: _____________________
       Shareholder

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Daniel Mendes, Director, DRS Inc.

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George Guimont, Director, DRS Inc.

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Date